Exhibit 99.1

April 23, 2014 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the First Quarter of 2014

NORTH LIBERTY, IOWA - April 23, 2014 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended March 31, 2014.

Financial Results

Heartland Express ended the first quarter of 2014 with record operating revenues of $224.5 million, a net income of $14.1 million, and $0.16 earnings per share. Operating revenues increased 67.2% primarily due to the November 11, 2013 acquisition of Gordon Trucking, Inc. ("GTI"). Operating revenues for the quarter included fuel surcharge revenues of $45.9 million compared to $28.0 million in the same period of 2013. Operating income for the three-month period was positively impacted by a $1.4 million reduction in depreciation expense attributable to changing to the 125% declining balance method in the third quarter of 2013 and was negatively impacted by a $9.1 million decrease in gains on disposal of property and equipment. The Company posted an operating ratio (operating expenses as a percentage of operating revenues) of 90.8% and a 6.3% net margin (net income as a percentage of operating revenues) in the first quarter of 2014.

Fleet utilization and operating results for the quarter were negatively impacted by severe winter weather across the eastern half of the U.S. The Company continues to be challenged by the impact of government hours-of-service regulations including the thirty-four hour restart and a thirty minute break within the first eight hours of driving that were effective July 1, 2013.

Balance Sheet, Liquidity, and Capital Expenditures

At March 31, 2014, the Company had $16.9 million in cash balances and $62.0 million in borrowings under the Company's $250 million unsecured line of credit. Borrowings under the line of credit bore interest at a weighted average interest rate of 0.78%. The Company had $182.5 million in available borrowing capacity on the line of credit at March 31, 2014, after consideration of outstanding letters of credit, and was in compliance with associated financial covenants. The Company's debt balance decreased $13.0 million from December 31, 2013 due to net repayments during the quarter on the Company's line of credit. The Company ended the quarter with total assets of $723.7 million, net debt (total borrowing less cash on hand) of $45.1 million, and a net debt to total capitalization ratio of approximately 9.9%.

During the quarter ended March 31, 2014 the Company finalized the post-closing true-up of working capital balances related to the acquisition of GTI. As a result, the Company paid cash of $3.0 million during the quarter to the previous owners of GTI, which included $1.5 million for a difference between estimated and actual cash balances delivered at the close of the transaction. The Company continues to work towards the full integration of the two companies on a single information technology platform which it expects to complete during 2014.

The average age of the Company's tractor fleet was 2.6 years as of March 31, 2014 compared to 2.1 at March 31, 2013. The Company took delivery of 151 new trucks during the first quarter. Approximately 1,000 new trucks are currently scheduled to be delivered throughout 2014 which is expected to decrease the overall age of the Company's tractor fleet throughout 2014. The new trucks to be delivered will be a mix of International ProStar Plus and Freightliner Cascadia models. The average age of the Company's trailer fleet was 4.8 years at March 31, 2014 compared to 3.1 years at March 31, 2013. The increase in the trailer average age was primarily due to the age of the GTI fleet upon acquisition on November 11, 2013. The Company is continuing its process of updating GTI's trailer fleet exiting model years 2007 and prior. The Company began taking delivery of 1,000 new Wabash dry van trailers during March 2014 which will reduce the average age of the trailer fleet throughout 2014.

Net cash flows from operations continued to be strong at 14.3% of operating revenues during 2014 or $32.0 million. The primary uses of cash were $13.0 million for the repayment of long-term debt obligations, net capital expenditures during the quarter of $16.7 million mainly related to tractor fleet upgrades, and an additional payment of $3.0 million related to the acquisition of GTI. The Company currently anticipates net capital expenditures of approximately $115.0 million for the 2014 calendar year. The Company ended the past twelve months with a return on total assets of 10.4% and a 17.6% return on equity compared to 12.4% and 19.3%, respectively, during the twelve month period ending March 31, 2013.

The Company continued its commitment to stockholders through the payment of cash dividends. A dividend of $0.02 per share was declared during the quarter and was paid on April 2, 2014. The Company has now paid cumulative cash dividends of $445.2 million, including three special dividends, over the past forty-three consecutive quarters.

Other Information

Heartland Express and GTI have had a long history of offering safe, high-quality service to their customers. Recently Heartland was recognized by Nestle Waters as their 2013 Southeast Region Carrier of the Year. GTI was named a top 20 national carrier to drive for by the Truckload Carriers Association (TCA) for the third year in a row. In addition, GTI has been named the safest U. S. based trucking company in its division (carriers over 100 million miles per year) by the TCA for the fifth consecutive year. GTI was also recognized by the California Trucking Association with two 2014 Fleet Safety Awards. This marks the fourth time in five years that GTI has been recognized as an outstanding and safe carrier by the State of California. These awards are a direct reflection upon our combined safety and operational excellence which starts with our outstanding group of drivers.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2014	2013
OPERATING REVENUE	$224,481	$134,273

OPERATING EXPENSES:
Salaries, wages, and benefits	$70,945	$40,598
Rent and purchased transportation	14,510	1,298
Fuel	63,225	42,978
Operations and maintenance	10,121	5,441
Operating taxes and licenses	4,846	2,416
Insurance and claims	7,095	2,860
Communications and utilities	1,830	774
Depreciation and amortization	24,573	15,066
Other operating expenses	8,691	3,813
Gain on disposal of property and equipment	(2,043)	(11,178)

	203,793	104,066

Operating income	20,688	30,207

Interest income	36	123

Interest expense	(155)	—

Income before income taxes	20,569	30,330

Federal and state income taxes	6,490	10,596

Net income	$14,079	$19,734

Earnings per share
Basic	$0.16	$0.23
Diluted	$0.16	$0.23

Weighted average shares outstanding
Basic	87,704	84,770
Diluted	87,917	85,046

Dividends declared per share	$0.02	$0.02

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	March 31,	December 31,
ASSETS	2014	2013
CURRENT ASSETS
Cash and cash equivalents	$16,931	$17,763
Trade receivables, net	91,165	84,400
Prepaid tires	7,955	6,999
Prepaid shop supplies	3,287	4,194
Other current assets	12,410	11,061
Income tax receivable	2,179	5,706
Deferred income taxes, net	13,773	14,177
Total current assets	147,700	144,300

PROPERTY AND EQUIPMENT	638,351	622,864
Less accumulated depreciation	194,612	173,605
	443,739	449,259
GOODWILL	100,212	98,686
OTHER INTANGIBLES, NET	18,155	18,746
OTHER ASSETS	13,940	13,850
	$723,746	$724,841
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$26,539	$26,912
Compensation and benefits	27,333	28,084
Insurance accruals	20,250	20,945
Other accruals	11,860	12,627
Total current liabilities	85,982	88,568
LONG-TERM LIABILITIES
Income taxes payable	18,915	20,089
Long-term debt	62,000	75,000
Deferred income taxes, net	65,260	61,948
Insurance accruals less current portion	67,736	67,965
Other long-term liabilities	13,618	13,618
Total long-term liabilities	227,529	238,620
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2014 and 2013; outstanding 87,705 in 2014 and 2013, respectively	907	907
Additional paid-in capital	6,158	5,897
Retained earnings	444,355	432,034
Treasury stock, at cost; 2,984 in 2014 and 2013, respectively	(41,185)	(41,185)
	410,235	397,653
	$723,746	$724,841